Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement of First Internet Bancorp on Form S-3 (File No. 333-208748) of our reports dated March 13, 2015 on our audits of the consolidated financial statements of First Internet Bancorp as of and for the years ended December 31, 2014 and 2013 and the effectiveness of the Company’s internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of First Internet Bancorp for the year ended December 31, 2014, and to the reference to us under the heading of “Experts” in the prospectus.

/s/BKD, LLP

Indianapolis, Indiana

December 30, 2015